Exhibit 4(c)

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
This First Amendment to Amended and Restated Credit Agreement (this “Amendment”) is made as of December 28, 2012, by and among CERNER CORPORATION, a Delaware corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association, COMMERCE BANK, a Missouri banking corporation, UMB BANK, N.A., a national banking association, BANK OF AMERICA, N.A., a national banking association, and RBS CITIZENS, N.A., a national banking association (each a “Bank” and, collectively, the “Banks”); BANK OF AMERICA, N.A., a national banking association, as Documentation Agent (in such capacity, the “Documentation Agent”); U.S. BANK NATIONAL ASSOCIATION, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”), and U.S. BANK NATIONAL ASSOCIATION, as agent for the Banks hereunder (in such capacity, the “Administrative Agent” or “Agent”), as lead arranger hereunder (in such capacity, the “Lead Arranger”) and as sole book runner. Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.

Preliminary Statements
(a)The Banks and the Borrower are parties to an Amended and Restated Credit Agreement dated as of February 10, 2012 (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”).
(b)    The Borrower has requested certain modifications to the terms of the Credit Agreement as set forth in this Amendment.
(c)    The Banks are willing to agree to the requested modifications, subject, however, to the terms, conditions and agreements set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Modification to Section 1.1 -- Definition of “Guarantor Subsidiary.” The definition of “Guarantor Subsidiary” contained in Section 1.1 of the Credit Agreement is deleted and is replaced in its entirety with the following:
“Guarantor Subsidiary” shall mean Cerner Properties, Inc., Cerner International, Inc., Cerner Multum, Inc., Cerner Health Connections, Inc., Cerner Healthcare Solutions, Inc., Cerner Innovation, Inc., The Health Exchange, Inc., and each existing and future Subsidiary of the Borrower which is or becomes a Guarantor Subsidiary pursuant to the terms of Section 6.9 other than the Foreign Subsidiaries, other than the Immaterial Subsidiaries and other than Cerner Chouteau Data Center, Inc.

2.    Modification to Section 6.1(j) -- Information. Section 6.1(j) of the Credit Agreement is deleted and is replaced in its entirety with the following:
(j) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, an unaudited balance sheet and income statement for the fiscal year setting forth the relevant financial information for each individual Subsidiary of Borrower referenced in the definition of “Immaterial Subsidiary” set forth in Section 6.9(b) of this Agreement;

3.    Modification to Section 6.9(b)(3)(B) -- Threshold Amount. Section 6.9(b)(3)(B) of the Credit Agreement is deleted and is replaced in its entirety with the following:

(B)
when two or more Immaterial Subsidiaries have, in the aggregate, (1) total assets (as determined in accordance with GAAP) that exceed 5% of the Consolidated Total Assets (as determined in accordance with GAAP) or (2) EBITDA (as determined in accordance with GAAP) in excess of 5% of Consolidated EBITDA (as determined in accordance with GAAP) (each of (1) and (2) are referred to herein as a “Threshold Amount”), in which case such number of Subsidiaries deemed Immaterial Subsidiaries immediately prior to the determination that the Threshold Amount has been exceeded (such Subsidiaries to be selected by the Borrower in its sole discretion) must become party to the Subsidiary Guaranty (and thereafter be deemed Guarantor Subsidiaries) as would cause the aggregate total assets or EBITDA of the remaining non-Guarantor, non-Foreign Subsidiaries to remain at or below the Threshold Amount. Calculations shall be performed annually based on the information provided by Borrower in accordance with Section 6.1(j).

4.    Modification to Section 6.9(b) -- “Immaterial Subsidiary.” The definition of “Immaterial Subsidiary” set forth in the third to last paragraph of Section 6.9(b) is deleted and is replaced in its entirety with the following:
For purposes hereof, “Immaterial Subsidiary” means a Subsidiary (other than any Subsidiary which is a Guarantor Subsidiary as of December 28, 2012 or which is excluded under the definition of Guarantor Subsidiary), which either: (a) has total assets (as determined in accordance with GAAP) that equal less than 5% of Consolidated Total Assets (as determined in accordance with GAAP), or (b) has an EBITDA (as determined in accordance with GAAP) that equals less than 5% of Consolidated EBITDA. The parties acknowledge and agree that at no time shall any Subsidiary that is a Guarantor Subsidiary as of December 28, 2012 be deemed to be an “Immaterial Subsidiary” that is released from liability under the Guaranty, and that the Guarantor Subsidiaries as of December 28, 2012 are the following entities: (1) Cerner Properties, Inc. (2) Cerner International, Inc., (3) Cerner Multum, Inc., (4) Cerner Health Connections, Inc., (5) Cerner Healthcare Solutions, Inc., (6) Cerner Innovation, Inc., and (7) The Health Exchange, Inc. Calculations shall be performed annually based on the information provided by Borrower in accordance with Section 6.1(j).
5.    Replacement of Schedule 5.12. Schedule 5.12 of the Credit Agreement is deleted and is replaced in its entirety with Schedule 5.12 attached hereto.
6.     Reaffirmation of Credit Documents. The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent and the Banks, as a material inducement to the Agent and each Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or the Agent’s or any Bank’s actions or inactions in respect of any of the foregoing, and (b) all representations

First Amendment to Amended and Restated Credit Agreement –Page 2

and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete on the date hereof as if made on the date hereof.
7.    Conditions Precedent to Amendment. Except to the extent waived in a writing signed by the Administrative Agent and delivered to the Borrower, the Administrative Agent and the Banks shall have no duties under this Amendment until the Administrative Agent shall have received fully executed originals of each of the following, each in form and substance satisfactory to the Administrative Agent:
(a)    Amendment. This Amendment;
(b)    Secretary’s Certificate. A certificate from the Secretary or Assistant Secretary of the Borrower certifying to the Administrative Agent that, among other things, (i) attached thereto as an exhibit is a true and correct copy of the resolutions of the board of directors of the Borrower authorizing the Borrower to enter into the transactions described in this Amendment and the execution, delivery and performance by the Borrower of any documents related to this Amendment, (ii)  the articles of incorporation and by-laws of the Borrower attached thereto are in full force and effect and have not been amended or otherwise modified or revoked, and (iii) attached thereto as exhibits are certificates of good standing, each of recent date, from the Secretary of State of Delaware and the Secretary of State of Missouri, certifying the good standing and authority of the Borrower in such states as of such dates; and
(c)    Other Documents. Such other documents as the Administrative Agent may reasonably request to further implement the provisions of this Amendment or the transactions contemplated hereby.
8.    No Other Amendments; No Waiver of Default. Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms. By entering into this Amendment, the Administrative Agent and the Banks are not waiving any Default or Event of Default which may exist on the date hereof.
9.    Expenses. The Borrower agrees to pay and reimburse the Administrative Agent and/or the Banks for all out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, operation, enforcement and administration of this Amendment, including the reasonable fees and expenses of counsel to the Administrative Agent and the Banks.
10.    Counterparts; Fax Signatures. This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement. This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.
11.    Mo. Rev. Stat. Section 432.047 Statement. The following statement is given pursuant to Mo. Rev. Stat. Section 432.047: NO ORAL AGREEMENTS; FINAL WRITTEN AGREEMENT. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (THE BORROWER) AND US (THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENT, THE LEAD ARRANGER, THE SWINGLINE LENDER, THE ISSUING BANK AND THE BANKS) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH

First Amendment to Amended and Restated Credit Agreement –Page 3

COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH, TOGETHER WITH ALL OTHER WRITTEN AGREEMENTS BETWEEN US, IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
12.    Governing Law. This Amendment shall be governed by the same law that governs the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

First Amendment to Amended and Restated Credit Agreement –Page 4

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.
CERNER CORPORATION,
the Borrower

By: /s/Marc G. Naughton______________________
Marc G. Naughton
Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, Lead Arranger, Sole Book Ruuner, Swingline Lender, an Issuing Bank and a Bank

By: /s/Shelly Ungles__________________________
    Shelly Ungles
Vice President

COMMERCE BANK
as a Bank

By: /s/Pamela T. Hill__________________________
Pamela T. Hill
Vice President

UMB BANK, N.A.,
as a Bank

By: /s/Robert P. Elbert_________________________
Robert P. Elbert
Senior Vice President

BANK OF AMERICA, N.A.,
as Documentation Agent, an Issuing Bank and a Bank

By: /s/Jeffery P. Yoakum_______________________
Jeffery P. Yoakum
Senior Vice President

RBS CITIZENS, N.A.
as a Bank

By: /s/Kristin L. Lenda________________________
Kristin L. Lenda
Vice President

SCHEDULE 5.12
SUBSIDIARIES OF CERNER CORPORATION

^ Denotes Subsidiary not wholly-owned by Cerner Corporation or Cerner International, Inc.
* Denotes Foreign Subsidiary

1.	Cerner Campus Redevelopment Corporation, a Missouri corporation

2.	*Cerner Canada Limited, a Delaware corporation, qualified to do business as a registered branch office in Canada

3.	Cerner Capital, Inc., a Delaware corporation

4.	Cerner Chouteau Data Center, Inc., a Delaware corporation

5.	Cerner Galt, Inc., a Delaware corporation

6.	Cerner Health Connections, Inc., a Delaware corporation

7.	Cerner Healthcare Solutions, Inc., a Delaware corporation (f/k/a Cerner Physician Practice, Inc.)

8.	Cerner Innovation, Inc., a Delaware corporation

•	^*Cerner Healthcare Solutions Private Limited, a private limited company organized under the laws of India

•	^Cerner Math, Inc., a Delaware corporation

9.	Cerner International, Inc., a Delaware corporation, has the following Subsidiaries:

•	^*Cerner Arabia Limited, a corporation organized under the laws of Saudi Arabia

•	^*Cerner Chile Limitada, a private limited company organized under the laws of Chile

•	*Cerner Corporation PTY Limited, a corporation organized under the laws of Australia

•	^*Cerner India Sales Private Limited, a private limited company organized under the laws of India

•	*Cerner Ireland Limited, a company organized under the laws of Ireland, has the following Subsidiaries

◦	^*Cerner Deutschland GmbH, a corporation organized under the laws of Germany

◦	^*Cerner Egypt L.L.C, a limited liability company organized under the laws of the Arab Republic of Egypt

◦	^*Cerner France SAS, a corporation organized under the laws of France

◦	^*Cerner Iberia, S.L., a corporation organized under the laws of Spain

◦	^*Cerner Limited, a corporation organized under the laws of the United Kingdom

◦
^*Cerner Middle East FZ-LLC, a free zone limited liability company duly organized and existing under the laws and regulations of the Dubai Internet City Free Zone, Emirate of Dubai, United Arab Emirates (the "FZ-LLC")

▪
^*Cerner Middle East, Ltd., an Exempted Company incorporated in the Cayman Islands with Limited Liability, qualified to do business as a registered branch office in Abu Dhabi, Riyhad, Saudi Arabia and Doha Qatar

•	^*Cerner México, S. de R. L. de C.V., a limited liability company organized under the laws of Mexico

•	*Cerner Singapore Limited, a Delaware corporation, qualified to do business as a registered branch office in Singapore

•	^*Cerner Soluções para a Saúde Ltda. (Brazil), a limited liability company organized under the laws of Brazil

10.	Cerner Lingologix, Inc., a Delaware corporation

11.	*Cerner (Malaysia) SDN BHD, a corporation organized under the laws of Malaysia

12.	Cerner Multum, Inc., a Delaware corporation

13.	Cerner Properties, Inc., a Delaware corporation

14.	Rockcreek Aviation, Inc., a Delaware corporation

15.	The Health Exchange, Inc., a Missouri corporation